Exhibit 10.1

SHARE PURCHASE AGREEMENT

by and among

Zhang Shuge

and

Future Commercial Group Limited,

Future FinTech Group Inc.

Date: June 12, 2026

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the "Agreement") is made, effective as of the 12th day of June, 2026, by and among Zhang Shuge, a PRC individual (the “Seller”), Future Commercial Group Limited, a company incorporated in the PRC (the “Buyer”), and Future FinTech Group Inc., a Florida corporation and publicly traded corporation (NASDAQ: FTFT) (the “Issuer” or “FTFT”). Future Commercial Group is a wholly-owned subsidiary controlled by Future FinTech Group Inc. The Seller, Buyer and FTFT are hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

A. The Seller, Zhang Shuge, a PRC individual, whose address is at Flat11181, Building 4, Longjiguanlanshan, Ke Ji Er Rd, High-tech zone ,Xi’an,China is the sole owner and shareholder of Xi’an,Changshida Information Technology Co., Ltd a company incorporated in Xi’an, China ("Changshida");

B.   Changshida is a limited company incorporated and existing under the laws of PRC, with registration number of 91610131MA6U5M2U0M and registered address at Office 11502, Building 10, Block A,Fengyexindushi, Fenghuinan Road, High Tech Zone, Xi’an, Shaanxi,China . Changshida was founded in 2017. It is a high-tech enterprise integrating R&D and sales of software, software platform operation services, big data services, system integration as well as implementation services for intelligent systems. Since its establishment, adhering to the development philosophy of strategy-first, technology-oriented, pragmatic and progressive, service-oriented for sustainable development, the company keeps pace with the digital industry trend and focuses on digital transformation for government and enterprises as well as industrial informatization construction. Leveraging the clustered sci-tech resources of Xi’an High-tech Zone, it has built a professional R&D and project implementation team consisting of talents specializing in software development, big data analysis, weak-current intelligence and project operation & maintenance, and independently develops customized industry management software, data middle platforms and intelligent building systems on an ongoing basis.Changshida is committed to implementing artificial intelligence technologies into practical application scenarios across the healthcare and smart city sectors. The company has built up independent R&D capabilities in underlying technologies including machine vision and natural language processing. It has completed the development and commercial deployment of AI technologies covering facial recognition, OCR, image recognition, video understanding, natural language processing and knowledge graph construction. Through partnerships with medical and healthcare institutions as well as universities, the enterprise has incubated a full suite of proprietary AI products.;

C. The Buyer, Future Commercial Group Limited, is a limited company incorporated and existing under the laws of PRC with registration number of 91110105MA01W3T21Q and registered address at Room 5-603, Building 1, No.4 Guang Hua Road, Beijing, China, and is a wholly-owned subsidiary controlled by Future FinTech Group Inc., a publicly traded corporation (NASDAQ: FTFT), incorporated and existing under the laws of the State of Florida in the United States; and

D. FTFT is joining this Agreement for the purposes of its issuance of FTFT Shares as partial consideration pursuant to Section 2.3 and the related representations, warranties, covenants and obligations expressly applicable to FTFT herein; and

E.  Upon the terms and subject to the conditions set forth in this Agreement, the Seller has agreed to sell, and the Buyer has agreed to purchase, 20% of the issued and outstanding capital stock of Changshida from the Seller.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1. DEFINITIONS

1.1 Definitions.  The following terms have the following meanings in this Agreement, unless otherwise specified herein:

(a)	“Agreement” shall mean this Agreement, and all the exhibits and other documents attached or referred hereto, and all amendments and supplements, if any, hereto;

(b)	“Bank Account” shall mean the bank account that may be specified by the Seller from time to time.

(c)	“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specified as required to be exchanged at a later time;

(d)	“Closing Date” shall mean a date to be mutually agreed upon by the Parties in writing and, in accordance with Section 7 hereof, following the satisfaction or waiver by Buyer and Seller, as applicable, of each condition precedent set out in Section 5 hereof,;

(e)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(f)	“Changshida Shares” shall mean all of the issued and outstanding capital stock of Changshida;

(g)	“Sale Shares” shall mean 20% of the issued and outstanding capital stock of Changshida;

(h)	“Changshida Transaction” shall mean the purchase of Changshida Shares by Buyer from the Seller for the consideration described in Section 2 hereof;

(i)	“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(j)	“PRC” shall mean the People’s Republic of China, for the purpose of this Agreement, excluding Hong Kong, Macau Special Administrative Region and Taiwan;

(k)	“FTFT Shares” shall mean common stock issued by Future FinTech Group Inc., a publicly traded corporation (NASDAQ: FTFT)

(l)	“Taxes” shall mean all international, federal, state, provincial and local income taxes, capital gains taxes, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duties), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(m)	Transaction” shall mean the purchase of the Sale Shares by Buyer from the Seller for the consideration described in Section 2 hereof.

 1.2 Currency.  All references to currency in this Agreement are to RMB, unless expressly stated otherwise.

2. OFFER, PURCHASE AND SALE OF SALE SHARES

2.1 Offer, Purchase and Sale of Sale Shares. Subject to the terms and conditions of this Agreement, the Seller hereby covenants and agrees to sell, assign and transfer to Buyer, and Buyer hereby covenants and agrees to purchase from the Seller, the Sale Shares at the Total Purchase Price set forth below in Section 2.2 hereof. The Buyer understands and agrees that the purchase of the 20% Changshida Shares will result in the 20% ownership change through Changshida of all the assets and Liabilities of Changshida respectively.

2.2 Consideration. The Parties agree that the price of 20% the Changshida Shares shall be Forty Four Million RMB (RMB 44,000,000) (the “ Purchase Price”), which is primarily derived from the market value of Changshida stated in the King Kee Appraisal and Advisory Limited Valuation Report (defined in Section 3.7 hereof), For the avoidance of doubt, the Total Purchase Price of the Sale Shares shall be Forty Four Million RMB (RMB44,000,000).

2.3 Payment of Total Purchase Price.  The Total Purchase Price shall be payable by cash and FTFT shares within 10 days after seller completion of transfer of the 20% equity interest and required PRC registration/recordst as follows: The Buyer shall pay 40,000,000RMB of the Total Purchase Price in cash to the Seller ; and the balance 4,000,000RMB shall be paid by the Buyer as FTFT share, issue to the Seller or its designee in the agreed quantity, totaling 【493,062】 shares (the number of FTFT Ordinary Shares to be issued = Transfer Consideration (in RMB) ÷ (the average closing price of FTFT on the Nasdaq market for the 30 trading days prior to the signing date of this Agreement (1.1904 in USD), with the USD/RMB exchange rate calculated based on the central parity rate published by the People’s Bank of China on the signing date of this Agreement at 1 US dollar to 6.8150 Renminbi):

FTFT shall pay the seller above ordinary shares, 0.001 par value per share (“Ordinary Shares”) of FTFT to the Seller or its designated person. The Ordinary Shares of FTFT to be issued are not registered under the U.S. Securities Act and are “restricted securities” under U.S. federal and state securities laws. Under these laws, the Seller must hold such shares indefinitely until the shares are registered under the U.S. Securities Act or an exemption from registration is available. Under this Agreement, FTFT is not obligated to register these shares under the U.S. Securities Act. The Seller understands that Rule 144 under the U.S. Securities Act permits only limited public resale of “restricted securities” obtained directly or indirectly from an issuer in a non-public offering, subject to certain conditions. The Seller also understands that there may be no public market for such sale of the shares when it desires to sell, and even if such a public market exists, FTFT may not satisfy the current public information requirements under Rule 144; therefore, even if the minimum holding period has been met, the Seller may be unable to sell the shares under Rule 144. The Seller understands that the issuance of these shares is being made in reliance on the exemption from registration requirements provided by Regulation S under the U.S. Securities Act. FTFT will rely on the truthfulness and accuracy of the Seller’s representations and warranties in this Agreement to determine the applicability of such exemption and the propriety of the share issuance. The Seller warrants that it meets the requirements of Regulation S under the U.S. Securities Act, is not a “U.S. Person” as defined in Regulation S, is not acquiring the shares within the United States, and is not acquiring the shares on behalf of or for the benefit of any U.S. Person.

2.4 Closing. The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof:

3.1 Organization of Changshida.

(a)	Changshida is a corporation duly organized, validly existing and in good standing under the laws of PRC and has the requisite corporate power and authority to own and carry on its business as now being conducted. Changshida is duly qualified to do business and is in good standing as a PRC corporation in each of the jurisdictions in which it owns property, leases property, or does business. Changshida does not own equity securities in any other person.

(b)	All of the Changshida Shares have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights, are fully paid and non-assessable, are not subject to preemptive rights, and were issued in full compliance with the laws of PRC. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating Changshida to issue any additional shares or other capital stock or other securities of, or rights in, or convertible into, whether upon the passage of time or otherwise, securities of, Changshida.

3.2 Ownership of Equity.  Seller (i) has good and valid title to and beneficial ownership of the Sale Shares free and clear of all liens, pledges, security interests and encumbrances, (ii) has not granted any option, warrant or other right in or to any of the Sale Shares, and (iii) is not a party to any voting trust, voting agreement or shareholder agreement with respect to the Sale Shares.

3.3 Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Seller Documents”) to be signed by Seller. The execution and delivery of each of the Seller Documents by Seller have been duly authorized by Seller's board of directors and approved by the shareholders owning majority voting power of the Seller. This Agreement has been, and the other Seller Documents when executed and delivered by Seller as contemplated by this Agreement will be, duly executed and delivered by Seller and this Agreement is, and the other Seller Documents when executed and delivered by Seller, as contemplated hereby will be, valid and binding obligations of Seller enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.4 Non-Contravention.  Neither the execution, delivery, and performance of this Agreement, nor the consummation of the Transaction, will:

(a)	violate any provision of the articles of association, or any other constitutional documents of Changshida or the Seller or any applicable laws; or

(b)	violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to the Seller or Changshida or to any of their respective material property or assets; or

(c)	cause a breach of any indebtedness or other agreement of Changshida, or cause the acceleration of any Liability of Changshida.

3.5 Compliance with Laws. Each of Changshida is in material compliance with all laws and regulations of or from any governmental body in the place where the company is registered applicable to its business, assets, and employees (including directors). , Changshida is in material compliance with all laws and regulations of or from any governmental body in the place where the company is registered applicable to its business, assets, and employees (including directors).

3.6 No Brokers.  Neither Changshida nor Seller has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction.

3.7 Valuation of Changshida. To the best of Seller’s knowledge, the valuation report in respect of Changshida prepared by King Kee Appraisal and Advisory Limited (“King Kee"), dated June 2, 2026 (the “King Kee Report”) accurately states the market value of 100% equity of Changshida is 220,000,000 RMB

3.8 Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Seller, threatened against or by Seller, Changshida.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date hereof:

4.1 Organization and Good Standing. Buyer is duly incorporated, organized, validly existing and in good standing under the laws of PRC and has all requisite corporate power and authority to own, lease and carry on its business as now being conducted.

4.2 Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Buyer Documents”) to be signed by Buyer and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by its board of directors and approved by the shareholder of the Buyer. This Agreement has been, and the other Buyer Documents when executed and delivered by Buyer as contemplated by this Agreement will be, duly executed and delivered by Buyer and this Agreement is, and the other Buyer Documents when executed and delivered by Buyer, as contemplated hereby will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3 Information Concerning Changshida.  Other than in reliance upon Seller’s express representations and covenants in this Agreement and documents provided by Seller to the Buyer during the due diligence, Buyer is solely responsible for conducting its own due diligence with respect to Changshida’s liabilities and for gathering enough information upon which to base a decision in purchasing the Sale Shares. Buyer acknowledges that Seller has not made any representations with respect to Changshida or their status or as to the value or merit of an investment in the Sale Shares, except as explicitly stated in this Agreement.

4.4 Non-Contravention; Buyers’ Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(a)	violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any third party to terminate or amend its obligations under, any contract to which Buyer is a party or by which it or its assets or properties are bound, or result in the creation of any encumbrance upon any of its assets or properties, which violation, breach, default or encumbrance would individually or in the aggregate materially impair or delay or prevent the consummation of the Transaction,

(b)	violate any applicable law of any governmental body having jurisdiction over Buyer, which violation would individually or in the aggregate materially impair or delay or prevent the consummation of the Transaction, or

4.5  Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

4.6 Compliance with Laws. The Buyer is in material compliance with all laws and regulations of or from any governmental body applicable to the Transaction.

4.7 No Brokers.  Buyer has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction.

5. CLOSING CONDITIONS

5.1 Conditions Precedent to Closing by Buyer.  The obligation of Buyer to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date to be mutually agreed upon by the Parties in writing and in accordance with Section 7 hereof. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Buyer and may be waived by Buyer in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)	Covenants of Seller. Seller shall have caused Changshida to have complied with all applicable laws and regulations between the date hereof and the Closing Date. Seller shall have caused Changshida to pay all Liabilities in the ordinary course of business as and when the same shall become due, including, without limitation, employee salaries and benefits, tax obligations, leasehold payments, and payments to directors in the ordinary course and consistently with past practice.

(c)	Performance. All of the covenants and obligations that the Seller or Changshida are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all respects, or waived.

(d)	Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Buyer, will have been executed and delivered to Buyer.

(e)	Surrender of Sale Shares. Seller shall surrender all of the Sale Shares to Buyer endorsed in blank for transfer from Seller to Buyer.

5.2 Conditions Precedent to Closing by Seller.  The obligation of the Seller to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the Parties in writing and in accordance with Section 7 hereof. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Seller and may be waived by Seller in its sole discretion.

(a)	Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)	Payment of Total Purchase Price. The Total Purchase Price or FTFT shares shall have been transferred to Seller or its designated bank account/persons pursuant to Article 2 of this Agreement.

(c)	Performance. All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects or waived.

(d)	Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Seller, will have been executed and delivered to Seller.

6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Confidentiality.  All information regarding the business of Changshida including, without limitation, financial information that Seller provides to Buyer during its due diligence investigation of Changshida will be kept in strict confidence by Buyer and will not be used, dealt with, exploited or commercialized by Buyer or disclosed to any third party (other than Buyer’s professional accounting and legal advisors) without Seller’s prior written consent unless it is required by applicable law or regulations .

6.2 Conduct of Changshida.  From the date of this Agreement to the Closing Date, and except to the extent that Buyer otherwise consents in writing, Seller shall cause Changshida to operate their business substantially as currently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve their good reputation and present business organization and to preserve their relationships with persons having business dealings with it, including, without limitation, (a) causing Changshida to not make any material acquisitions or disposals or to assume liabilities other than in the ordinary course of business consistent with past practice, (b) not disparaging the Transaction or the Buyer, and (c) Seller’s not soliciting the business or employees of Changshida or steering business of Changshida to any other entity whether owned or controlled by Seller or otherwise.

6.3 Existing Liabilities of Changshida.  The Buyer understands it acquires Changshida Shares and the Buyer understands and agrees that all the existing Liabilities and responsibilities of Changshida shall, after completion of the Transaction, remain Liabilities and responsibilities of Changshida, respectively, including but not limited to the existing bank loans, debts and taxes owed by Changshida as well as payment of salary and social benefits to employees of Changshida according to applicable labor laws and regulations.

6.4 Notification.  Between the date of this Agreement and the Closing Date, each of the Parties will promptly notify the other Party in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition, or if it is unable to perform a covenant hereunder.

6.5 Public Announcements.  Buyer and Seller agree that FTFT have unilateral discretion to make SEC, Nasdaq, auditor, board, investor relations, and other required disclosures, including exhibit filing and redaction decisions, without needing Seller consent.

6.6 Reasonable best efforts. The Buyer and the Seller shall cooperate with each other to use their reasonable best efforts to take or cause the other Party and Changshida to take all actions necessary, appropriate or advisable to complete the transactions under this Agreement in accordance with this Agreement and applicable laws (including the preconditions for completing the closing under this Agreement, and obtaining or delivering the closing documents listed in this Agreement), including preparing and submitting all documents as soon as possible to complete all necessary notices, reports, application and other filing, as well as obtaining as soon as possible all the approvals required to complete the transactions under this Agreement.

7. CLOSING

7.1 Closing.  The Closing shall take place on the Closing Date at the office of Seller or at such other location as agreed to by the Parties.

7.2 Closing Deliveries of Seller.  At Closing, Seller will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Buyer:

(a)	copies of the resolutions or consent action adopted by or on behalf of the board of directors and shareholder of the Seller evidencing approval of this Agreement and the Transaction;

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Seller, as required to give effect to the Transaction; and

(c)	share certificate or equivalent document representing the Sale Shares.

(d)	evidence that Buyer has become the registered holder of the 20% equity interest, including amended AOA, updated shareholder register/capital contribution certificate, SAMR filing/registration evidence, and tax filing/payment evidence if applicable.

7.3 Closing Deliveries of Buyer.  At Closing, Buyer will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Seller:

(a)	copies of the resolutions or consent action adopted by or on behalf of the board of directors and shareholder of the Buyer evidencing approval of this Agreement and the Transaction;

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Buyer, as required to give effect to the Transaction; and

(c)	evidence of payment of Total Purchase Price by the Buyer in accordance with Section 2.3 hereof .

8. INDEMNIFICATION

Each Party shall indemnify and hold harmless the other Party from and against any and all losses, damages, expenses and liabilities or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”), that arise: (i) by reason of representations by such Party in this Agreement being untrue in any material respect; (ii) by reason of a breach of any of obligations of such Party under this Agreement; (iii) as a direct consequence of the failure to make requisite filings to the local company registration authority ;.However, if and to the extent that applicable laws and regulations are complied with, the total compensation that the Seller must make to the Buyer shall be limited to the amount of the purchase price actually received by the Seller from the Buyer. Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement.

9. TERMINATION

9.1 Termination.  This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	the mutual agreement of Buyer and Seller in writing;

(b)	Buyer, upon written notice to Seller, if there has been a material breach by the Seller (as to itself or to Changshida, as applicable) of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of, or by, Seller that is not cured to the reasonable satisfaction of Buyer, within ten business days after notice of such breach is given by Buyer;

(c)	Seller, upon written notice to Buyer, if there has been a material breach by Buyer of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer that is not cured to the reasonable satisfaction of the Seller, within ten business days after notice of such breach is given by Seller.

9.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1 hereof, other than the return of that part of the Total Purchase Price theretofore paid and other than the provisions of Sections 8 and 10.7 hereof, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on fraud or a wrongful refusal or failure to perform any obligations.

10. MISCELLANEOUS PROVISIONS

10.1 Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

10.2 Expenses.  Each Party will bear its own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of its own agents, representatives and accountants.

10.3 Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with the Transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.4 Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by email, personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses provided in this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	In the case of email, on the day after the email has been sent, read receipt requested, provided that such read receipt shall have been received by the sender of the original email;

(b)	in the case of personal delivery, on the date of such delivery;

(c)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(d)	in the case of delivery by internationally-recognized express courier, on the third business day following dispatch; and

(e)	in the case of mailing, on the seventh business day following mailing.

10.5 Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.6 Assignment.  This Agreement may not be assigned (except by operation of law) by either Party without the consent of the other Party.

10.7 Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of PRC without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than China. Buyer and Seller irrevocably consent to the jurisdiction of any courts located in China in connection with any action, suit or proceedings arising out of or relating to this Agreement or any action taken or omitted hereunder, and waive personal service of any summons, complaint or other process, and agree that the service thereof may be made by certified or registered mail directed to either or both of the Parties at the addresses listed on the signature pages attached hereto.

10.8 Construction.  The language used in this Agreement will be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction will be applied against any Party.

10.9 Gender.  All references to any person will be read with such changes in number and gender as the context or reference requires.

10.10 Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.11 Effective.  This Agreement becomes effective upon the Parties’ execution.

In Witness Whereof, the Parties have executed this Agreement as of the first date written above by the undersigned thereunto duly authorized.

The Seller

For and on behalf of
Zhang Shuge

Name:
ID Number:

The Buyer

For and on behalf of
Future Commercial Group Limited

Name:
Title:

The Issuer

For and on behalf of
Future FinTech Group Inc.

Name:
Title: